Exhibit 99.1

PAUL CARREIRO ASSUMES ROLE AS CHIEF EXECUTIVE OFFICER AND PRESIDENT OF DIGIMARC

BEAVERTON, Ore. – July 6, 2026 – Digimarc Corporation (NASDAQ: DMRC), a pioneer in digital identity and authentication solutions announced that effective today, July 6, 2026, Paul Carreiro has assumed the role of Chief Executive Officer and President following the Company's previously announced leadership transition. As Chief Executive Officer and President, Carreiro will lead Digimarc's strategy and operations as the Company advances its mission to build the trust layer for the modern world.

"I'm excited to officially join Digimarc. The opportunity to help customers establish trust across the physical and digital worlds has never been more important. I look forward to working with our employees, customers, and partners to accelerate execution and create long-term value," said Carreiro.

In connection with the commencement of his employment, Digimarc also announced an inducement equity award approved by the Compensation and Talent Management Committee of the Board of Directors in accordance with Nasdaq Listing Rule 5635(c)(4).

Inducement Grant

The Compensation and Talent Management Committee of the Company’s Board of Directors has approved, as a material inducement to Mr. Carreiro entering into employment with the company, an LTIP Unit award in DMRC LLC, the Company’s subsidiary, that is intended to qualify as an “inducement grant” in accordance with Nasdaq Listing Rule 5635(c)(4). The LTIP Unit Award is comprised of (i) 307,400 Time-Vesting LTIP Units that will vest in fifteen equal quarterly installments of 19,213 Time-Vesting LTIP Units on each consecutive calendar quarter-end beginning on September 30, 2026, and one final quarterly installment of 19,205 Time-Vesting LTIP Units on June 30, 2030, in each case subject to Mr. Carreiro’s continued employment with the Company through each applicable vesting date, and (ii) 752,600 Performance-Vesting LTIP Units that will vest based on the achievement of certain Stock Price (as defined in the Inducement LTIP Unit Award Agreement) thresholds during the applicable performance period, in each case subject to Mr. Carreiro’s continued employment with the Company through the achievement of such Company common stock price threshold and through the end of the applicable performance period, as follows: (a) 33-1/3% of the Performance-Vesting LTIP Units will vest on the second anniversary of July 6, 2026 (the “Effective Date”) provided the Stock Price equals or exceeds $14.37 during the period from the Effective Date through July 5, 2028, (b) 33-1/3% of the Performance-Vesting LTIP Units will vest on the third anniversary of the Effective Date provided the Stock Price equals or exceeds $21.92 during the period from the Effective Date through July 5, 2029, and (c) 33-1/3% of the Performance-Vesting LTIP Units will vest on the fourth anniversary of the Effective Date provided the Stock Price equals or exceeds $38.33 during the period from the Effective Date through July 5, 2030. A copy of the Inducement LTIP Unit Award Agreement with Mr. Carreiro is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.

Digimarc company contact:
Charles Beck
Chief Financial Officer
Charles.Beck@digimarc.com
+1 503-469-4721

About Digimarc

Digimarc (NASDAQ: DMRC) is building the trust layer for the modern world. As AI accelerates how we produce, share, and interact with the world, the risks of fraud, counterfeiting, and misinformation are growing exponentially. Our innovative, highly scalable, and ultra-secure solutions make it possible for consumers, businesses, and intelligent systems to instantly verify what’s real, protect what matters, and transact with confidence. Digimarc’s solutions for loss prevention, authentication, and digital are built to counter the speed and sophistication of today’s AI-enabled threats. Trusted by the world’s central banks to deter the counterfeiting of global currency, we exist to protect truth in every interaction, spanning both the physical and digital worlds. Learn more at Digimarc.com.